                                                                     Exhibit 5.1


                           THOMPSON & KNIGHT L.L.P.

                           ATTORNEYS AND COUNSELORS

                       98 SAN JACINTO BLVD., SUITE 1200
                              AUSTIN, TEXAS 78701
                                (512) 469-6100
                              FAX: (512) 469-6180

                              September 27, 2000



Luminex Corporation
12212 Technology Blvd.
Austin, Texas 78727

      Re:  Luminex Corporation

Ladies and Gentlemen:

      We have acted as counsel for Luminex Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 2,599,500 shares (the "Shares") of the common stock, $.001 par value per share (the "Common Stock"), of the Company consisting of shares issuable pursuant to its 2000 Long-Term Incentive Plan (the "Plan"). A registration statement on Form S-8 (the "Registration Statement") covering the issuance and sale of the Shares from time to time upon their purchase or upon exercise of stock options to be granted under the Plan under the Act has been filed with the Securities and Exchange Commission (the "Commission").

      In reaching the conclusions expressed in this opinion, we have examined executed copies of the Registration Statement and all exhibits thereto. We have also examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation and the Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares and related matters, (iii) the Plan and (iv) such other agreements and instruments relating to the Company as we have deemed necessary or appropriate for purposes of the opinions hereinafter expressed. In rendering such opinions, we have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as we have deemed necessary to the opinions expressed herein and have relied, to the extent we deemed reasonable, on certificates and certain other information provided to us by officers of the Company and public officials as to matters of fact of which the maker of each such certificate or the person providing such other information had knowledge. Furthermore, in rendering such opinions, we have assumed that the signatures on all documents examined by us are genuine, that all documents and corporate record books submitted to us as originals are accurate and complete, and that all documents submitted to us as copies are true, correct and complete copies of the originals thereof.

      In issuing the opinions hereinafter expressed, we do not purport to be experts in the laws of any jurisdiction other than the State of Texas and the United States of America.

Luminex Corporation
September 27, 2000
Page 2


      Based solely upon the foregoing, and limited in all respects as stated above, we are of the opinion that the Shares registered pursuant to the Registration Statement have been duly and validly authorized by the Company, and when sold, issued and delivered in the manner and for the consideration described in the Plan, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In granting this consent, we do not thereby admit that we come within the category of persons whose consent is required pursuant to
Section 7 of the Act or the rules or regulations of the Commission thereunder.

                                  Respectfully submitted,

                                  /s/ Thompson & Knight L.L.P.